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                                  Exhibit 8.1

                         [Conner & Winters letterhead]

January 10, 2000


Unit Corporation
1000 Kensington Tower I
7130 S. Lewis
Tulsa, Oklahoma 74136


Gentlemen:

        We have acted as counsel to Unit Corporation, a Delaware corporation ("Acquiror"), and Unit Acquisition Company, a wholly-owned subsidiary of Acquiror ("Merger Subsidiary"), in connection with the proposed Merger, as defined and described in the Agreement and Plan of Merger, dated as of December 8, 1999 (the "Merger Agreement"), by and among Acquiror, Merger Subsidiary and Questa Oil & Gas Co., a Colorado corporation ("Questa"). At your request, we are rendering this preliminary opinion to you as to the U.S. federal income tax consequences of the Merger. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement and all section references are to the Internal Revenue Code of 1986, as amended.


                            INFORMATION RELIED UPON
                            -----------------------

        In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including the Merger Agreement and the Proxy Statement/Prospectus (the "Prospectus") included in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") in connection with the Acquiror Common Stock to be issued pursuant to the Merger. In our examination of documents, we have assumed that all documents submitted to us as photocopies or telecopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, that all signatures are genuine, and that all statements set forth in such documents are accurate. We have assumed that the Merger will be consummated in the manner described in the Merger Agreement and the Prospectus. As a condition to the rendition of our final opinion, we will require and rely upon written certificates of officers of Questa, Acquiror and Merger Subsidiary who have personal knowledge of facts and circumstances relating to the Merger as well as to the operations, assets and liabilities of Questa, Acquiror and Merger Subsidiary to verify certain relevant facts that have been represented to us and that we will assume in rendering such final opinion. With your permission, we have assumed that the following factual statements (as well as other statements to be made in such certificates, but not recited herein) are true on the date hereof and will be true at the Effective
Time:

        1. The Merger will be consummated solely in compliance with the material terms and conditions of the Merger Agreement and none of the material terms and conditions thereof have been or will be waived or modified.

        2. The consideration to be received in the Merger by holders of Shares was determined by arm's length negotiations between the managements of Acquiror and Questa and will be approximately equal to the fair market value of the Shares surrendered in exchange.

        3. In the Merger, no holder of Shares will receive for such stock, directly or indirectly, any consideration other than Acquiror Common Stock and, in lieu of fractional shares of Acquiror Common Stock and for any Dissenting Shares, cash.

        4. Other than cash paid in lieu of fractional shares of Acquiror Common Stock and for any Dissenting Shares, none of

            (i)   Acquiror (or any successor corporation),

            (ii) a corporation that, immediately before or immediately after such purchase, exchange, redemption, or other acquisition, is a member of an Affiliated Group (as defined herein) of which Acquiror (or any successor corporation) is a member, or

            (iii) a corporation in which Acquiror (or any successor corporation) owns, or which owns with respect to Acquiror (or any successor corporation), directly or indirectly, immediately before or immediately after such purchase,

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January 10, 2000
Page 2

exchange, redemption, or other acquisition, at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the total value of shares of all classes of stock, taking into account for purposes of this clause (iii)

            . any stock owned by 5% or greater stockholders of Acquiror (or any successor) or such corporation,

            . a proportionate share of the stock owned by entities in which Acquiror (or any successor) or such corporation owns an interest, and

            . any stock which may be acquired pursuant to the exercise of options

(an "Acquiror Related Person") has any current plan or intention to redeem, purchase, exchange or otherwise reacquire any of the Acquiror Common Stock to be issued in the Merger.

        In addition, Acquiror will cause all Acquiror Related Persons and any person acting as an agent of Acquiror not to redeem, purchase, exchange or otherwise acquire (including by derivative transactions such as an equity swap which would have the economic effect of an acquisition), directly or indirectly (including through partnerships or through third parties in connection with a plan to so acquire), a number of shares of Acquiror Common Stock to be received by holders of Shares in connection with the Merger that would reduce the holder's ownership of Acquiror Common Stock to a number of shares having a value, as of the Effective Time, of less than 80% of the total value of all of the Shares immediately prior to the Effective Time.

        For purposes of this representation, Shares exchanged for cash in lieu of fractional shares of Acquiror Common Stock and Dissenting Shares are treated as outstanding Shares at the Effective Time. Moreover, Shares that are redeemed or sold or otherwise transferred to Questa, Acquiror, or any person related to Questa or Acquiror prior to the Merger and in contemplation or as part of the Merger will be taken into account for purposes of this representation.

        For purposes of this assumption, "Affiliated Group" shall mean one or more chains of corporations connected through stock ownership with a common parent corporation, but only if

            (x) the common parent owns directly stock that possesses at least 80% of the total voting power, and has a value at least equal to 80% of the total value, of the stock in at least one of the other corporations, and

            (y) stock possessing at least 80% of the total voting power, and having a value at least equal to 80% of the total value, of the stock in each corporation (except the common parent) is owned directly by one or more of the other corporations.

        For purposes of the preceding sentence, "stock" does not include any stock which

            (a)  is not entitled to vote,

            (b) is limited and preferred as to dividends and does not participate in corporate growth to any significant extent,

            (c) has redemption and liquidation rights which do not exceed the issue price of such stock (except for a reasonable redemption or liquidation premium), and

            (d)  is not convertible into another class of stock.

        5. In the Merger, no liabilities of the shareholders of Questa will be assumed by Acquiror, and Acquiror will not assume any liabilities relating to any Shares acquired by Acquiror in the Merger. Furthermore, there is no plan or intention for Acquiror to assume any liabilities of Questa.

        6. After the Merger, Questa will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Merger Subsidiary immediately prior to the Merger, and at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Questa immediately prior to the Merger. For purposes of this representation, assets of Merger Subsidiary or Questa held immediately prior to the Merger include amounts paid or incurred by Merger Subsidiary or Questa in connection with the Merger, including amounts used to pay reorganization expenses or dissenting shareholders or to make payments to shareholders who receive cash or other property (including cash in lieu of fractional shares) and all payments, redemptions and distributions (except for regular, normal dividends) made in contemplation or as part of the Merger.

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January 10, 2000
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        7.  Prior to and at the Effective Time of the Merger, Acquiror will be in Control of Merger Subsidiary. Merger Subsidiary is wholly and directly owned by Acquiror and has been newly formed solely in order to consummate the Merger, and at no time has or will Merger Subsidiary conduct any business activities or other operations of any kind other than the issuance of its stock to Acquiror prior to the Effective Time. For purposes of these assumptions, "Control" with respect to a corporation shall mean ownership of at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of each other class of stock of the corporation.

        8. Following the Merger, Acquiror will cause Questa to continue its historic business or use a significant portion of its historic business assets in a business. For this purpose, Acquiror will be treated as holding all of the businesses and assets of its Qualified Group and Acquiror will be treated as owning its proportionate share of the Questa business assets used in a business of any partnership in which members of Acquiror's Qualified Group either own a significant interest or have active and substantial management functions as a partner with respect to that partnership business. A Qualified Group is one or more chains of corporations connected through stock ownership with Acquiror but only if Acquiror is in Control of at least one other corporation and each of the corporations (other than Acquiror) is controlled directly by one of the other corporations.

        9. Following the Merger, Acquiror has no plan or intention to cause Questa to issue additional shares of stock, or any plan or intention to take any action, that could result in Acquiror losing Control of Questa.

        10. Acquiror has no plan or intention to liquidate Questa, to merge Questa with or into another corporation, to sell, exchange, transfer or otherwise dispose of any stock of Questa or to cause Questa to sell, exchange, transfer or otherwise dispose of any of its assets or of any assets acquired from Merger Subsidiary in the Merger, except for (i) dispositions made in the ordinary course of business, (ii) transfers or successive transfers if in each case the transferor is in Control of the transferee, or (iii) arm's length dispositions to unrelated persons other than dispositions which would result in Acquiror ceasing to use a significant portion of Questa's historic business assets in a business.

        11. Questa, Acquiror and Merger Subsidiary and the shareholders of Questa each will bear its or their own expenses, if any, incurred in connection with or as part of the Merger or related transactions. However, to the extent any expenses related to the Merger are to be funded directly or indirectly by a party other than the incurring party, such expenses are solely and directly related to the Merger, and do not include expenses incurred for investment or estate planning advice, or expenses incurred by an individual shareholder or group of shareholders for legal, accounting or investment advice or counsel relating to the Merger. Neither Acquiror nor Merger Subsidiary has paid or will pay, directly or indirectly, any expenses (including transfer taxes) incurred or to be incurred by any holder of Shares in connection with or as part of the Merger or any related transactions; provided that any stamp duties and stamp duty reserve taxes in connection with the issuance and creation of Acquiror Common Stock of Acquiror in the Merger will be paid by Acquiror. Neither Acquiror nor Merger Subsidiary has agreed to assume, nor will it directly or indirectly assume, any other expense or other liability, whether fixed or contingent, of any holder of Shares. To the extent that any transfer tax or other expense is a liability of a shareholder of Questa, such liability will be paid by Questa or such shareholder, but in no event by Acquiror.

        12. There is no intercorporate indebtedness existing between Acquiror and Questa or between Merger Subsidiary and Questa that was issued, acquired or will be settled at a discount.

        13. None of Questa, Acquiror or Merger Subsidiary is a regulated investment company, a real estate investment trust, or a corporation fifty percent (50%) or more of the value of whose assets are stock and securities and eighty percent (80%) or more of the value of whose total assets are assets held for investment (each, an "Investment Company"). For purposes of this representation, in making the 50% and 80% determinations under the preceding sentence: (i) stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and (ii) a corporation shall be considered a subsidiary if the parent owns 50% or more of the combined voting power of all classes of stock entitled to vote or 50% or more of the total value of shares of all classes of stock outstanding. In determining total assets there shall be excluded cash and cash items (including receivables), government securities, and assets acquired (through incurring indebtedness or otherwise) for purposes of ceasing to be an Investment Company.

        14. All shares of Acquiror Common Stock exchanged for Shares pursuant to the Merger will be newly issued or treasury shares, and will be issued by Acquiror directly to record holders of Shares pursuant to the Merger.

        15. The payment of cash in lieu of fractional shares of Acquiror Common Stock to holders of Shares is solely for the purpose of avoiding the expense and inconvenience to Acquiror of issuing fractional shares and does not represent separately bargained for consideration. To the best knowledge of the management of Acquiror, the total cash consideration that will be paid in the Merger to holders of Shares instead of issuing fractional shares of Acquiror Common Stock will not exceed one percent of the total consideration that will be issued to the holders of Shares in the Merger.

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January 10, 2000
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        16. At the Effective Time, neither Acquiror nor any Acquiror Related
Person will own any class of stock of Questa or any securities of Questa or any instrument giving the holder the right to acquire any such stock or securities.

        17. None of Questa, Acquiror or Merger Subsidiary is under the jurisdiction of a court in a case under title 11 of the United States Code, or a receivership, foreclosure, or similar proceeding in a Federal or State Court.

        18. At the Effective Time, the fair market value of the assets of Questa will exceed the sum of its liabilities plus the amount of liabilities, if any, to which assets of Questa are subject.

        19. Pursuant to the Merger, Shares will be exchanged for a number of shares of Acquiror Common Stock having a value as of the Effective Time exceeding eighty percent of the aggregate value of all of the Shares outstanding prior to the Merger, including for such purpose all Shares redeemed within the two years immediately preceding the Merger.

        20. After the Merger, Acquiror has no plan or intention to sell or otherwise dispose of any of its assets or of any of the assets of Questa, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Acquiror.

        21. Except for cash in lieu of fractional shares or Dissenting Shares, Acquiror will acquire the Shares solely in exchange for voting shares of Acquiror Common Stock. For purposes of this representation, Shares redeemed for cash or other property furnished by Acquiror will be considered as acquired by Acquiror. Further, no liabilities of Questa or the Questa shareholders will be assumed by Acquiror, and Acquiror will not assume any liabilities relating to any Shares acquired by Acquiror in the Merger.

        22. None of the employee compensation received or to be received by any shareholder-employees of Questa is or will be separate consideration for, or allocable to, any of their Shares to be surrendered in the Merger. None of the shares of Acquiror Common Stock to be received by any shareholder-employee of Questa in the Merger is or will be separate consideration for, or allocable to, any employment, consulting or similar arrangement. Any compensation paid or to be paid to any shareholder of Questa who will be an employee of or perform advisory services for Acquiror, Questa, or any affiliate thereof after the Merger, will be determined by bargaining at arm's length.

        23. None of Acquiror, Merger Subsidiary or, after the Merger, Questa will take any position on any Federal, state, or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a tax-free reorganization or any of the foregoing representations, unless otherwise required by a decision by the United States Tax Court or a judgment, decree, or other order by any court of competent jurisdiction, which has become final, or by applicable state or local income or franchise tax law.

We have also assumed that all of the Shares outstanding immediately before the Effective Time are held by the Questa shareholders as capital assets.


                                    OPINION
                                    -------

        Based upon the foregoing, it is our opinion that, for U.S. federal income tax purposes:

        1. The Merger will be treated as a "reorganization" within the meaning of section 368(a).

        2. Each of Questa, Acquiror and Merger Subsidiary will be a party to such reorganization within the meaning of section 368(b).

        3. No gain or loss will be recognized by Acquiror, Questa or Merger Subsidiary as a result of the Merger.

        4. No gain or loss will be recognized by a shareholder of Questa as a result of the Merger with respect to Shares exchanged for shares of Acquiror Common Stock in the Merger.

        5. A Questa shareholder's aggregate tax basis in the Acquiror Common Stock exchanged for the Questa shareholder's Shares in the Merger will equal the Questa shareholder's aggregate tax basis in the Shares exchanged.

        6. The holding period of the shares of Acquiror Common Stock exchanged for a Questa shareholder's Shares in the Merger will include the holding period of the Shares exchanged.

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January 10, 2000
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        The preceding are all of the material U.S. federal income tax consequences of the Merger. However, our opinion does not address U.S. federal income tax consequences which may vary with, or which are contingent upon, a shareholder's individual circumstances. In addition, our opinion does not address any non-income tax or any foreign, state or local tax consequences of the Merger.

        This opinion represents and is based upon our best judgment regarding the application of U.S. federal income tax laws, existing judicial decisions, administrative regulations and published rulings and procedures as of the date of this letter. We call your attention to the fact that the opinion set forth in this letter is an expression of professional judgment and not a guarantee of a result. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from successfully asserting a contrary position. Only an advance ruling from the Internal Revenue Service will give a taxpayer assurance as to the tax consequences of a transaction such as the Merger. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. A change in the authorities or the accuracy or completeness of any of the information, documents, corporate records, covenants, statements, representations or assumptions on which our opinion is based could affect our conclusions.

        This letter is furnished to you solely for use in connection with the Merger, as described in the Merger Agreement and the Prospectus, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. In accordance with the requirements of
Item 601(b) (23) of Regulation S-K under the Securities Act, we hereby consent to the discussion of this opinion in the Prospectus, to the filing of this opinion as an exhibit to the Prospectus and to the reference to our firm under the headings "THE MERGER-Material U.S. Federal Income Tax Consequences," and "SUMMARY-Other Information-Federal Income Tax Consequences of the Merger" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                                   Sincerely,


                                                   /s/ Conner & Winters

                                                   CONNER & WINTERS,
                                                   A Professional Corporation